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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.  )


                           Laidlaw Global Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, par value $0.00001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  507306 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 27, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 507306 10 8                 13G                      Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Europ Continents Holding

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Luxembourg

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,476,516 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,476,516 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,476,516 shares of Common Stock

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 507306 10 8                 13G                      Page 3 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jean-Marc Beaujolin

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,476,516 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,476,516 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,476,516 shares of Common Stock

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 507306 10 8                 13G                      Page 4 of 6 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Laidlaw Global Corporation

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

     100 Park Avenue
     New York, NY 10017

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     This Statement is filed jointly pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, by:

          (i) Europ Continents Holding, a Luxembourg company, with respect to the shares of Common Stock of the Issuer directly owned by it; and

          (ii) Jean-Marc Beaujolin with respect to the shares of Common Stock of the Issuer directly owned by Europ Continents Holding.

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

     The address of Europ Continents Holding is 5, Rue C.M. SP00,
     L-2546, Luxembourg. The address of Jean-Marc Beaujolin is
     Rue de Centre 61B, 1025- Saint Sulpice - V-D - Suisse.

________________________________________________________________________________
Item 2(c).  Citizenship:

     Europ Continents Holding is a company organized under the laws of Luxembourg. Jean-Marc Beaujolin is a citizen of Switzerland.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     Common Stock, par value $0.00001

________________________________________________________________________________
Item 2(e).  CUSIP Number:

     507306 10 8

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No. 507306 10 8                 13G                      Page 5 of 6 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Eruop Continents Holding directly owns, with both the sole powers of disposition and voting, 1,476,516 shares of Common Stock of the Issuer. As a significant stockholder and a director of Europ Continents Holding, Jean-Marc Beaujolin may be deemed to control the investing and voting decisions with respect to the stock held by Europ Continents Holding in the Issuer.

     (b)  Percent of class:

          5.5%

     (c)  Number of shares as to which such person has:

          See Item 4(a) above.
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

          Not Applicable

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

          Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

          Not Applicable

________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        EUROP CONTINENTS HOLDING


Date: June 14, 2000                     By: /s/ Jean-Marc Beaujolin
                                           -------------------------------------

                                        Name: Jean-Marc Beaujolin
                                             -----------------------------------

                                        Title: Chairman of the Board
                                             -----------------------------------




Date: June 14, 2000                     /s/ Jean-Marc Beaujolin
                                        ----------------------------------------
                                            Jean-Marc Beaujolin



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).